AMENDMENT

TO

VARIABLE ANNUITY GUARANTEED
DEATH BENEFIT REINSURANCE
AGREEMENT BETWEEN
CONNECTICUT GENERAL LIFE
INSURANCE COMPANY AND
PHOENIX HOME LIFE MUTUAL
INSURANCE COMPANY (NOW
KNOWN AS PHOENIX LIFE
INSURANCE COMPANY) HAVING
AND EFFECTIVE DATE OF JANUARY
1, 1996	VARIABLE ANNUITY GUARANTEED DEATH BENEFIT REINSURANCE AGREEMENT BETWEEN CONNECTICUT GENERAL LIFE INSURANCE COMPANY AND PHL VARIABLE INSURANCE COMPANY HAVING AND EFFECTIVE DATE OF JANUARY 1, 1996

This Amendment having an effective date of January 1, 2006 is made by and between Phoenix Home Life Mutual Insurance Company (now known as Phoenix Life Insurance Company) (“PUC”), PHL Variable Insurance Company (“PHLVIC”) and Connecticut General Life Insurance Company (Connecticut General”).

Recitals

A	Whereas Connecticut General and PUC entered into a Variable Annuity Guaranteed Death Benefit Reinsurance Agreement having an effective date of January 1, 1996, as may have been amended (the “PUC Agreement”) relating to certain variable annuity contracts issued by PUC (the “PUC Contracts”); and

B.	Whereas Connecticut General and PHLVIC entered into a Variable Annuity Guaranteed Death Benefit Reinsurance Agreement having an effective date of January 1, 1996, as may have been amended (the “PHLVIC Agreement”) relating to certain variable annuity contracts issued by PHLVIC (the “PHLVIC Contracts”) (the PUC Agreement and the PHLVIC Agreement are sometimes herein collectively referred to as the “Reinsurance Agreements”); and

C.	Whereas Connecticut General has raised issues regarding the handling of certain matters under the Reinsurance Agreements by PUC and PHLVIC, as more particularly described below; and

D.	Whereas the Parties have reached an agreement regarding the resolution of these outstanding issues and wish to amend the Reinsurance Agreements accordingly.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1)	SPOUSAL CONTINUANCE:

a)	Background:

Under the PLIC Contracts and the PHVLIC Contracts (sometimes collectively referred to herein as the “Contracts), a spousal beneficiary has the right to continue the contract in the event of the death of the contract owner. As an accommodation to the spousal beneficiary making such election to continue the contract, PLIC and PHLVIC increased the account value of the contract to equal the value of the guaranteed death benefit. PLIC and PHVLIC processed these death claims under the Reinsurance Treaties in the same manner as if a death had occurred and no spousal election to continue the contract had been made. Connecticut General has asserted that no payment is due under the Reinsurance Treaties because the Contracts do not provide for the payment of the guaranteed death benefit when the spouse elects to continue the contract. The contracts listed on Exhibit A attached hereto represent the claims submitted by PLIC and PHVLIC for payment under the Reinsurance Treaties under the above-described circumstances (the “Spousal Contracts”). Connecticut General has demanded that PLIC and PHLVIC repay $3,552,542.00 (the “Spousal Payment Amount”) that Connecticut General has paid under the Reinsurance Treaties with respect to the Spousal Contracts.

b)	Agreement:

i)	PLIC and PHVLIC represent that on or about January 1, 2005, they discontinued the practice of increasing the account value of contracts to an amount equal to the value of the guaranteed minimum death benefit in instances where a spousal beneficiary elected to continue the contract upon the death of the contract owner. PLIC and PHVLIC agree that they will not resume this practice for any of the Contracts without obtaining the prior written consent of Connecticut General.

ii)	The parties agree that Connecticut General’s obligations regarding the Spousal Contracts have been satisfied and such contracts are no longer subject to-the Reinsurance Treaties. The parties further agree that should there be any other Contracts that were processed prior to January 1, 2005 in the same manner as the Spousal Contracts, but not included in the listing of Spousal Contracts, such contracts shall be deemed Spousal Contracts subject to the terms of this Amendment.

iii)	Connecticut General hereby releases PLIC and PHLVIG from any and all claims Connecticut General has or may have with respect to PLIC’s and PHLVIC’s processing of the Spousal Contracts, including without limitation any claim for repayment of the Spousal Payment Amount.

Amendment
Effective January 1, 2006

2)	BIG EDGE CHOICE NEW YORK:

a)	Background:

The PHLVIC Agreement was amended shortly after its commencement to change the guaranteed death benefit reset provision to a one year period. The PLIC Agreement was not similarly amended for the Big Edge Choice D 601 NY contract (the “NY Contracts”) because the State of New York did not approve the change to a one year reset for several years after the commencement of the PLIC Agreement. At the time New York approved the one year reset provision, it did so retroactively. PLIC, in submitting claims to Connecticut General under the PLIC Agreement, has calculated the guaranteed minimum death benefit for the NY Contracts using the one year reset provision. Connecticut General claims that the NY Contracts provide for a seven year reset period (the “Standard Death Benefit”) and that it never approved an amendment to the PLIC Agreement to allow the NY Contracts to be amended to provide for a one year reset period.

b)	Agreement:

i)	The parties agree that the NY Contracts are reinsured under the PLIC Agreement. The foregoing notwithstanding, Connecticut General’s liability for the NY Contracts shall be calculated by using the Standard Death Benefit to determine the guaranteed minimum death benefit, not the one year reset provision provided for in the NY Contracts.

ii)	PUC shall refund to Connecticut General $357,512 for the NY Contract claims submitted by PLIC to Connecticut General for all reporting periods after 4QOO. PLIC will review all NY Contract claims, if any, submitted for 4QOO and earlier and shall refund to Connecticut General any overpayment resulting from the use of the one year reset provision to calculate the guaranteed minimum death benefit rather than the Standard Death Benefit.

IN WITNESS WHEREOF, this Amendment is signed in duplicate on the dates indicated at the home office of each company.

PHOENIX LIFE INSURANCE COMPANY
(formerly known as Phoenix Home Life
Mutual Insuance Company)

By:

Name:	Cherry R Divin

Title:	Vice President

Date:	June 22, 2006

Amendment
Effective January 1, 2006

PHL VARIABLE INSURANCE COMPANY

By:

Name:	Cherry R Divin

Title:	Vice President

Date:	June 22, 2006

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:

Name:	Scott D. Schneider

Title:	VP & Actuary

Date:	5 July 2006

Amendment
Effective January 1, 2006